Exhibit 99.4

Exhibit 99.4

CONSENT OF EVERCORE GROUP L.L.C.

August 18, 2015

Centene Corporation

Centene Plaza

7700 Forsyth Boulevard

St. Louis, MO, 63105

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 1, 2015, to the Board of Directors of Centene Corporation (the “Company”) as Annex E to, and reference thereto under the captions “SUMMARY—Opinions of Financial Advisors—Centene’s Financial Advisors—Opinion of Evercore Group L.L.C.”, “THE MERGER—Background of the Merger”, “THE MERGER—Centene Board of Directors’ Recommendations and Its Reasons for the Transaction” and “THE MERGER—Opinions of Centene’s Financial Advisors—Evercore Group L.L.C.” in, the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission on August 18, 2015, (the “Registration Statement”) and relating to the proposed merger involving the Company and Health Net, Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By: /s/ Evercore Group L.L.C.

Evercore Group L.L.C.